Nuveen Arizona Quality Municipal Income Fund N-2/A

Exhibit 99.(n)

KPMG LLP
Aon Center
Suite 5500
200 E. Randolph Street
Chicago, IL 60601-6436

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated October 29, 2024, with respect to the financial statements and financial highlights of Nuveen Arizona Quality Municipal Income Fund, as of August 31, 2024, incorporated herein by reference, and to the references to our firm under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

Chicago, Illinois

April 15, 2025